Exhibit 99.1

FOR IMMEDIATE RELEASE	For Further Information Contact:
Katoiya Marshall, Investor Relations
(310) 893-7446 or kmarshall@kbhome.com

KB Home Announces $250 Million Cash Tender Offers for Senior Notes Due 2014 and 2015

LOS ANGELES (January 19, 2012) — KB Home (NYSE: KBH), one of the nation’s premier homebuilders, today announced the commencement of cash tender offers for up to $250 million in aggregate principal amount of its 5¾% Senior Notes due 2014 (the “2014 Notes”) and of its 5 7/8% Senior Notes due 2015 and 6¼% Senior Notes due 2015 (the “2015 Notes”).

The tender offers are being made pursuant to an Offer to Purchase dated January 19, 2012 and a related Letter of Transmittal, which set forth a more detailed description of the tender offers.

Upon the terms and subject to the conditions described in the Offer to Purchase, the Letter of Transmittal and any amendments or supplements to the foregoing, KB Home offers to purchase for cash up to $100 million in aggregate principal amount (the “Maximum 2014 Amount”) of the 2014 Notes (the “2014 Note Tender Offer”), and up to $250 million in aggregate principal amount, less any amount accepted in the 2014 Note Tender Offer, of the 2015 Notes (the “Maximum 2015 Amount” and, together with the Maximum 2014 Amount, the “Maximum Tender Amounts”). KB Home reserves the right to increase or waive either or both of the Maximum Tender Amounts subject to compliance with applicable law.

These offers (the “Tender Offers”) will expire at 11:59 p.m., New York City time, on February 15, 2012, unless extended or earlier terminated (the “Expiration Date”).

				Dollars per $1,000 Principal Amount of Securities
Title of Security	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	Tender Offer Consideration	Early Tender Premium	Total Consideration (a)
2014 Note Tender Offer
5¾% Senior Notes due 2014	48666KAH2	$250,000,000	1	$980.00	$30.00	$1,010.00
2015 Note Tender Offers
5 7/8% Senior Notes due 2015	48666KAL3	$300,000,000	2	$970.00	$30.00	$1,000.00
6¼% Senior Notes due 2015	48666KAM1	$450,000,000	2	$970.00	$30.00	$1,000.00

(a)	The Total Consideration includes the Early Tender Premium and is payable only to holders of the 2014 Notes or the 2015 Notes, as the case may be, that are validly tendered (and not validly withdrawn) on or prior to 5:00 p.m., New York City time, on January 31, 2012 (the “Early Tender Date”), and accepted for purchase.

KB Home’s obligation to accept for purchase and to pay for the 2014 Notes or the 2015 Notes validly tendered in the applicable Tender Offer is subject to the satisfaction or waiver of a number of conditions, including its completion of a proposed offer and sale of unsecured senior debt securities on terms reasonably satisfactory to the Company. None of the Tender Offers is contingent upon the tender of any minimum amount of the 2014 Notes or the 2015 Notes, as applicable. KB Home reserves the right to waive any one or more of the conditions at any time; to keep any of the Tender Offers open or to extend the Early Tender Date (as defined in the table above) or the Expiration Date, as applicable, for any of the Tender Offers; or to the extent any of the conditions are not satisfied, to terminate or otherwise amend any of the Tender Offers.

The consideration for each $1,000 principal amount of the 2014 Notes or the 2015 Notes, as the case may be, validly tendered and accepted for purchase pursuant to the applicable Tender Offer will be the consideration set forth in the table above under “Tender Offer Consideration” for the applicable series. Holders of the 2014 Notes or the 2015 Notes, as the case may be, that are validly tendered on or prior to the applicable Early Tender Date and accepted for purchase pursuant to the applicable Tender Offer will receive the applicable Tender Offer Consideration plus the amount set forth in the table above under “Early Tender Premium” for the applicable series. Holders of the 2014 Notes or the 2015 Notes, as the case may be, that are validly tendered after the applicable Early Tender Date, but on or prior to the applicable Expiration Date and accepted for purchase pursuant to the applicable Tender Offer will receive the applicable Tender Offer Consideration, but not the applicable Early Tender Premium, for the applicable series.

If all of the conditions to the Tender Offers are satisfied or waived by KB Home, KB Home expects to accept the 2014 Notes or the 2015 Notes, as the case may be, for purchase pursuant to the applicable Tender Offer, and for the applicable “Settlement Date” to occur, promptly following the applicable Expiration Date.

Payments for the 2014 Notes or the 2015 Notes purchased pursuant to the applicable Tender Offer will include accrued and unpaid interest from and including the last interest payment date up to, but not including, the applicable Settlement Date.

If the aggregate principal amount of the 2014 Notes or the 2015 Notes, as the case may be, validly tendered exceeds the applicable Maximum Tender Amount, KB Home will accept for purchase 2014 Notes or 2015 Notes, in each case on a prorated basis, as described in the Offer to Purchase and the related Letter of Transmittal.

Tenders of the 2014 Notes or the 2015 Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on January 31, 2012, but may not be withdrawn thereafter, unless the applicable withdrawal deadline is extended by the Company.

KB Home has retained Citigroup Global Markets, Inc. and Credit Suisse Securities (USA) LLC to serve as dealer managers for the Tender Offers. Global Bondholder Services Corporation has been retained to serve as the depositary and information agent.

For additional information regarding the terms of the Tender Offers, please contact Citigroup Global Markets, Inc. at (800) 558-3745 (toll free) or (212) 723-6106 (collect), or Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-2147 (collect). Requests for documents and questions regarding the tender of the 2014 Notes or the 2015 Notes may be directed to Global Bondholder Services Corporation at (866) 540-1500 (toll free) or (212) 430-3774 (collect).

The Offer to Purchase and the related Letter of Transmittal are expected to be distributed to holders beginning today. Copies of the Offer to Purchase and the Letter of Transmittal may also be obtained at no charge from Global Bondholder Services Corporation.

None of KB Home, its board of directors, the depositary and information agent, the dealer managers or the trustee with respect to the 2014 Notes or the 2015 Notes makes any recommendation as to whether holders of the 2014 Notes or the 2015 Notes, as the case may be, should tender or refrain from tendering all or any portion of the principal amount of such senior notes.

This announcement does not constitute an offer to buy or the solicitation of an offer to sell securities. The Tender Offers are being made solely by means of the Offer to Purchase and the related Letter of Transmittal. In those jurisdictions where the securities, blue sky or other laws require any Tender Offer to be made by a licensed broker or dealer, such Tender Offer will be deemed to be made on behalf of KB Home by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

About KB Home

KB Home (NYSE: KBH), one of the nation’s premier homebuilders, has delivered over half a million quality homes for families since its founding in 1957. The Los Angeles-based company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home has been named the #1 Green Homebuilder in a study by Calvert Investments and the #1 Homebuilder on FORTUNE magazine’s 2011 World’s Most Admired Companies list. The Company trades under the ticker symbol “KBH” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.

Forward-Looking and Cautionary Statements

Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level and structure and to access the credit, capital or other financial markets or other external financing sources; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; legal or regulatory proceedings or claims; our ability to access capital; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count and open new communities, and our increasing operational and investment concentration in markets in California and Texas), revenue growth, and overhead and other cost reduction strategies; consumer traffic to our new home communities and consumer interest in our product designs, including The Open Series™; the impact of our former unconsolidated mortgage banking joint venture ceasing to offer mortgage banking services after June 30, 2011; the manner in which our homebuyers are offered and obtain residential consumer mortgage loans and mortgage banking services; information technology failures and data security breaches; the possibility that the proposed offer and sale of unsecured senior debt securities to fund the purchase of the 2014 Notes and the 2015 Notes in the applicable Tender Offers will not timely close; the possibility that any or all of the Tender Offers will be undersubscribed; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.